June 1, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form NSAR dated June 1, 2004, of the Birmiwal Investment Trust with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

McCurdy & Associates CPA’s, Inc.

/s/ James T. McCurdy

By

James T. McCurdy

cc: Birmiwal Investment Trust